Exhibit 99.1

Excel Trust Announces Fourth Quarter and Year Ended 2014 Results, Increases Dividend

SAN DIEGO -- February 11, 2015 -- Excel Trust, Inc. (NYSE:EXL) announced today financial and operating results for the quarter and year ended December 31, 2014. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the Fourth Quarter 2014

•	Reported Adjusted Funds from Operations (AFFO) for the quarter of $ 16.5 million, or $0.27 per diluted share and for the year of $52.4 million, or $0.94 per diluted share
•	Reported Funds from Operations (FFO) for the quarter of $9.3 million or $0.15 per diluted share, which was negatively impacted by a charge for early extinguishment of debt. Without the charge for early extinguishment of debt, FFO per share would have been $14.5 million or $0.23 per diluted share for the quarter. The debt was extinguished as part of a property sale which resulted in a net gain on the transaction of $1.9 million (see disposition of Lowe’s below). FFO for the year was $39.9 million, or $0.71 per diluted share. Without the charge for early extinguishment of debt, FFO per share would have been $45.1 million or $0.81 per diluted share for the year
•	Increased common stock dividend to $0.18 per share for the first quarter 2015 (previously $0.175 per share), which equates to an annualized dividend of $0.72 per share
•	Acquired $268.0 million in properties
•	Executed $59.0 million in dispositions, including the joint venture at La Costa Towne Center

Highlights for the Year Ended 2014

•	Acquired approximately $416.5 million in properties
•	Issued $250 million in 4.625% 10-year Senior Unsecured Notes with a 4.691% yield to maturity (Baa3, BBB-, BBB- for inaugural issue)
•	Issued 12.65 million shares of common stock generating net proceeds of approximately $160.5 million
•	120 basis point increase in same store portfolio percent leased

“A year ago at this time we stated that our goal for 2014 was to narrow the gap between our company’s net asset value and our stock price,” commented Gary Sabin, Chairman and CEO of Excel Trust. “We outlined several steps we would take to achieve that goal, which included a continued focus on operations, strategic dispositions, and buying back shares with the proceeds when appropriate. Shareholders rewarded our strategy and we were able to raise equity to acquire over $400 million of high-quality assets around our management offices. We also issued $250 million of unsecured debt through our inaugural investment grade public bond offering. From an operational standpoint, leasing improved by 120 basis points across our same store portfolio. We are pleased with our many achievements in 2014 and look forward to carrying that momentum into the coming year.”

Financial Results

Excel Trust reported Adjusted Funds From Operations (AFFO) for the fourth quarter of $16.5 million, or $0.27 per diluted share, and $52.4 million, or $0.94 per diluted share for the year. Excel Trust reported Funds from Operations (FFO) for the fourth quarter of $9.3 million or $0.15 per diluted share, which was negatively impacted by a charge for early extinguishment of debt. Without the charge for early extinguishment of debt, FFO per share would have been $14.5 million or $0.23 per diluted share for the fourth quarter. The debt was extinguished as part of a property sale which resulted in a net gain on the transaction of $1.9 million (see disposition of Lowe’s below). FFO for the year was $39.9 million, or $0.71 per diluted share. Without the charge for early extinguishment of debt, FFO per share would have been $45.1 million or $0.81 per diluted share for the year. Net income attributable to the common stockholders for the fourth quarter was $0.9 million or $0.01 per diluted share, with net loss attributable to the common stockholders of $3.3 million, or $0.07 per diluted share for the year.

Non-recurring items increasing FFO for the quarter included a lease termination fee of $0.6 million. Deducted from FFO for the quarter was a one-time $5.2 million charge for the extinguishment of debt (see disposition of Lowe’s below). Other deductions from FFO for the quarter included transaction costs of $1.5 million, non-cash compensation of $1.5 million, and a $0.2 million charge related to the repurchase of 150,000 shares of the Company’s Series A Preferred Stock.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Operating Results

At the end of the fourth quarter 2014, the retail portfolio was 94.3% leased compared to 93.8% in the third quarter 2014. Anchor space was 98.9% leased compared to 98.8% in the third quarter 2014 and inline space was 85.8% leased compared to 83.9% during the third quarter 2014.

During the fourth quarter 2014, the Company signed 40 leases and renewals, totaling 230,589 square feet. The average releasing spread on comparable new leases was 12.4%.

Same Store Net Operating Income (“SSNOI”) for the fourth quarter 2014 increased 4.4%. Year-to-date, SSNOI increased 2.8%.

Summary of Significant Activities During Fourth Quarter 2014

On October 1, 2014, the Company acquired Downtown at the Gardens, a 339,669 square foot shopping center in Palm Beach Gardens, Florida. Major tenants include Whole Foods, Cheesecake Factory, Cobb Theaters, Urban Outfitters, and Golfsmith. Average household income in a 3 mile radius is estimated to be $107,654 (source: AGS 2014).

On October 9, 2014, the Company completed the disposition of the La Costa Towne Center

(joint-venture asset) for approximately $31.6 million, excluding closing costs.

On October 16, 2014, the Company repurchased 150,000 shares of Series A preferred stock.

On October 23, 2014, the Company completed the disposition of its freestanding Lowe’s property located in Shippensburg, Pennsylvania for approximately $24.4 million, excluding closing costs. The property was originally purchased for approximately $17.6 million. As a condition of closing, the Company prepaid the existing mortgage and incurred a one-time charge of $5.2 million, resulting in a net gain on the transaction of $1.9 million. The $5.2 million charge was deducted from FFO but added back for AFFO.

On November 25, 2014, the Company purchased 32,640 square feet of inline space connected to its Brandywine Crossing shopping center in Brandywine, Maryland for $11.5 million. Tenants include Advance Auto Parts, AT&T and Einstein Bagel. In a five mile radius, the population is estimated to be 61,100 and the average household income is estimated to be $100,251 (source: AGS 2014).

On December 3, 2014, the Company purchased land to develop the West Broad Marketplace in Richmond, Virginia for approximately $20.0 million. Ground leases have been signed with Wegmans and Cabela’s, and several other national anchor tenants are in various stages of lease negotiation. Site work has commenced and the Company anticipates that upon completion the center will comprise approximately 400,000 square feet. In a five mile radius, the population is estimated to be 153,901 and the average household income is estimated to be $97,287 (source: AGS 2014).

On December 19, 2014, the Company purchased Riverpoint Marketplace, a 133,928 square foot shopping center in Sacramento, California, for approximately $43.8 million. The property is 97% leased and major tenants include Ikea (non-owned), Super Walmart (non-owned), Home Depot (non-owned), Ross Dress for Less, and Petco. The shopping center is well located along the I-80 freeway and draws from a large trade area as a result of its strong anchor tenants. In a five mile radius, the population is estimated to be 172,116 and the average household income is estimated to be $68,717 (source: AGS 2014).

On December 29, 2014, the Company purchased Highland Reserve Marketplace, a 191,415 square foot shopping center in Roseville, California, for approximately $52.5 million. The property is 98.5% leased and major tenants include Target (non-owned), Kohl’s, Sport Chalet, PetSmart, and BevMo. The shopping center is well-situated along the dominant retail corridor and is surrounded by strong demographics. In a five mile radius, the population is estimated to be 190,320 and the average household income is estimated to be $91,004 (source: AGS 2014).

Events Subsequent to Fourth Quarter 2014

On January 29, 2015, the Company entered into a sales agreement to sell the Promenade Corporate Center office property, located in Scottsdale, Arizona. The property is comprised of two Class A office towers with a combined 256,182 square feet. The sale of the property is subject to due diligence and other customary closing conditions. There can be no assurances that due diligence or other conditions will be satisfied or that the sale will close on the terms described herein, or at all.

On January 30, 2015, the Company completed the disposition of the Family Center at Orem property located in Orem, Utah for a sales price of approximately $21.5 million, excluding closing costs. The shopping center is comprised of 150,667 square feet and major tenants include Dick’s Sporting Goods, Jo-Ann, Babies ‘R’ Us, Dollar Tree and Toys ‘R’ Us (non-owned).

First Quarter 2015 Dividend Declared

The Board of Directors declared a first quarter 2015 cash dividend of $0.18 per common share payable on April 15, 2015 to shareholders of record as of March 31, 2015.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on April 15, 2015 to the Series A and Series B Preferred shareholders of record as of March 31, 2015.

Guidance Introduced for 2015

Excel Trust expects its AFFO per share for fiscal year 2015 to be between $ 0.91 and $0.99 and its FFO per share to be between $ 0.87 and $0.95. The Company will further discuss assumptions surrounding guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions and development activities. Excel Trust’s actual results may differ materially from these estimates.

Conference Call

Senior Management will host a conference call Thursday, February 12, 2015 at 1:00 p.m. Eastern Time.

PHONE: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

INTERNET: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com.

REPLAY: A replay of the conference call will be made available through Excel Trust’s web site at www.exceltrust.com. A replay will also be made available by phone for three days beginning at 4:00 p.m. ET on February 12, 2015. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused real estate investment trust (REIT) that primarily targets community shopping centers, power shopping centers, and grocery anchored neighborhood centers. The Company has elected to be treated as a REIT for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, please visit www.exceltrust.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the retail industry or the markets in which the Company operates; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; the Company’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; the Company’s inability to successfully complete real estate acquisitions or successfully operate acquired properties; the Company’s failure to qualify or maintain its status as a REIT; risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed; and risks associated with downturns in domestic and local economies, and volatility in the securities markets. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets.

Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-K for the period ended December 31, 2014 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-K are an integral part of these consolidated and combined financial statements.

Source: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com

Balance sheet

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2014	December 31, 2013
ASSETS:

Property:
Land	$455,112	$380,366
Buildings	921,604	642,356
Site improvements	87,305	63,242
Tenant improvements	70,549	54,025
Construction in progress	8,819	7,576
Less accumulated depreciation	(90,543)	(61,479)

Property, net	1,452,846	1,086,086
Cash and cash equivalents	6,603	3,245
Restricted cash	8,272	8,147
Tenant receivables, net	5,794	5,117
Lease intangibles, net	123,373	78,345
Deferred rent receivable	11,479	9,226
Other assets (1)	32,081	20,135
Investment in unconsolidated entities	6,689	8,520

Total assets	$1,647,137	$1,218,821

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$192,748	$251,191
Notes payable	238,000	179,500
Unsecured notes	398,758	100,000
Accounts payable and other liabilities	34,338	21,700
Lease intangibles, net	42,470	28,114
Dividends/distributions payable	12,857	10,932

Total liabilities	919,171	591,437

Equity:
Total stockholders’ equity	715,389	615,446
Non-controlling interests	12,577	11,938

Total equity	727,966	627,384

Total liabilities and equity	$1,647,137	$1,218,821

(1) Other assets is primarily comprised of deposits, notes receivable, prepaid expenses and furniture, fixtures, and equipment

Income Statement

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013

Revenues:
Rental revenue	$30,737	$24,609	$105,572	$92,294
Tenant recoveries	6,438	4,777	21,605	18,875
Other income	1,689	419	3,146	1,373

Total revenues	38,864	29,805	130,323	112,542

Expenses:
Maintenance and repairs	2,930	2,089	9,369	7,328
Real estate taxes	3,983	3,444	13,427	12,756
Management fees	568	440	2,101	1,772
Other operating expenses	1,986	1,487	6,965	6,194
Changes in fair value of contingent consideration	-	-	-	(1,568)
General and administrative	5,752	3,335	18,009	13,871
Depreciation and amortization	16,242	11,534	50,661	46,146

Total expenses	31,461	22,329	100,532	86,499

Net operating income	7,403	7,476	29,791	26,043
Interest expense	(6,810)	(5,193)	(24,167)	(18,944)
Interest income	35	58	240	204
Income (loss) from equity in unconsolidated entities	2,339	53	2,578	40
Gain on acquisition of real estate and sale of land parcel	-	-	-	-
Changes in fair value of financial instruments and gain on OP unit redemption	-	-	-	230

Income (loss) from continuing operations before loss on extinguishment of debt and gain on sale of real estate assets	2,967	2,394	8,442	7,573
Loss on extinguishment of debt from sale of real estate asset	(5,192)	-	(5,192)	-
Gain on sale of real estate assets	5,842	-	5,842	-

Income (loss) from continuing operations	3,617	2,394	9,092	7,573
Income from discontinued operations before gain on sale of real estate assets	-	(18)	-	464
Gain on sale of real estate assets from discontinued operations	-	81	-	12,055

Income from discontinued operations	-	63	-	12,519

Net income (loss)	3,617	2,457	9,092	20,092
Net (income) loss attributable to non-controlling interests	(113)	(79)	(340)	(568)

Net income (loss) attributable to Excel Trust, Inc.	3,504	2,378	8,752	19,524
Preferred stock dividends	(2,391)	(2,744)	(10,380)	(10,976)
Cost of redemption of preferred stock	(210)	-	(1,687)	-

Net income (loss) attributable to the common stockholders	$903	$(366)	$(3,315)	$8,548

Basic and diluted net income (loss) per share	$0.01	$(0.01)	$(0.07)	$0.17

Weighted-average common shares outstanding - basic and diluted	60,416	47,672	54,341	46,926

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Period Ended December 31, 2014

(In thousands, except per share data)

Excel Trust, Inc.‘s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three months and year ended December 31, 2014 and 2013 is as follows:

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income (loss) attributable to the common stockholders	$903	$(366)	$(3,315)	$8,548

Add:
Non-controlling interests in operating partnership	21	(7)	(26)	233
Depreciation and amortization	16,242	11,534	50,661	46,839
Deduct:
Depreciation and amortization related to joint venture	117	175	580	1,054
Gain on sale of real estate assets	(7,967)	(81)	(7,967)	(12,055)

Funds from operations	$9,316	$11,255	$39,933	$44,619

Adjustments:
Loss on extinguishment of debt from sale of real estate asset	5,192	-	5,192	-
Transaction costs	1,463	112	2,760	1,159
Deferred financing costs	428	448	1,808	1,748
Stock-based and other non-cash compensation expense	1,526	583	4,643	2,291
Changes in fair value of contingent consideration	-	-	-	(1,568)
Changes in fair value of financial instruments	-	-	-	(230)
Straight-line effects of lease revenue	(655)	(764)	(2,253)	(3,352)
Amortization of above- and below-market leases	(271)	213	(407)	417
Cost of redemption of preferred stock	210	-	1,687	-
Non-incremental capital expenditures	(286)	(396)	(516)	(973)
Non-cash expenses (income) - including portion of joint ventures	(392)	(5)	(408)	(280)

Adjusted funds from operations	$16,531	$11,446	$52,439	$43,831

Weighted average common shares outstanding	60,416	47,672	54,341	46,926
Add :
OP units	1,020	1,100	1,020	1,198
Restricted stock	699	141	601	190

Weighted average common shares outstanding - diluted (FFO and AFFO)	62,135	48,913	55,962	48,314

Funds from operations per share (diluted)	$0.15	$0.23	$0.71	$0.92
Adjusted funds from operations per share (diluted)	$0.27	$0.23	$0.94	$0.90

Other Information:
Leasing commissions paid	$449	$382	$1,168	$1,748
Tenant improvements paid	$833	$1,065	$3,318	$7,548